Exhibit 4.5

                                                                  EXECUTION COPY

                          RESEARCH CAPITAL CORPORATION

                                AGENCY AGREEMENT

September 15, 2004

World Heart Corporation
1 Laser Street
Ottawa, Ontario
K2E 7V1

Attention:  Jal Jassawalla, President and Chief Executive Officer

Dear Sirs:

Re:  Private Placement of Debentures and Common Share Purchase Warrants

     Research Capital Corporation (the "Agent") understands that World Heart Corporation (the "Corporation") desires to issue and sell to purchasers in the United States and Canada a minimum of US$12,000,000 and a maximum of US$20,000,000 (the "Offering") of which up to a maximum of US$8,000,000 will be sold to Purchasers (as defined below) in Canada and Europe (the "Canadian Offering") of unsecured convertible debentures maturing 60 months from the Closing Date (subject to earlier redemption as permitted), bearing interest at the rate of 3% per annum ("Debentures") and common share purchase warrants of the Corporation at the rate of one warrant for each US$1.25 principal amount of Debentures (each, a "Warrant" and, collectively, the "Warrants"). The Debentures shall be convertible into common shares of the Corporation ("Common Shares") at the rate of US$1.25 principal amount of Debentures per Common Share at any time and from time to time, in whole or in part, in minimum increments of US$100,000 until the earlier of 5:00 p.m. (Ottawa Time) on the date specified for redemption and the date which is 60 months from the Closing Date. Each Warrant will entitle the holder to purchase one Common Share (a "Warrant Share"), at a price of US$1.55 per common share for a period of 60 months from the Closing Date.

     The minimum principal amount of Debentures which may be purchased by a Purchaser shall be US$500,000.

     The form of agreement between the Corporation and each Purchaser providing for the subscription by each Purchaser of Debentures (the "Subscription Agreement") is attached as Exhibit "A".

1.   Interpretation

1.1 Unless expressly provided otherwise, where used in this Agreement or any schedule hereto, the following terms shall have the following meanings, respectively:

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     "Advance" has the meaning ascribed thereto in Section 11.2 of this
     Agreement;

     "Agent" shall have the meaning ascribed thereto in the first paragraph of this Agreement;

     "Agent's Counsel" means Fraser Milner Casgrain LLP or such other legal counsel as the Agent may appoint;

     "Agent's Expenses" has the meaning ascribed thereto in Section 11.1 of this Agreement;

     "Agent's Fee", "Agent's Warrants" and "Agent's Warrant Shares" have the meaning ascribed to such terms in Section 5.1;

     "Alternative Transaction" means an issuance of securities of the Corporation or securities convertible, exchangeable or exercisable into such securities in the capital of the Corporation, in excess of 20% of the total value or number of securities currently outstanding in the capital of the Corporation, but excluding securities issuable upon the conversion, exchange or exercise of securities outstanding on the date hereof, including, for greater certainty, the Underlying Securities or securities issued pursuant to the U.S. Offering, or a merger, amalgamation, arrangement, reorganization, joint venture, sale of all or substantially all assets, exchange of assets involving the Corporation or any material subsidiary of the Corporation or any similar transaction other than as set out in this Agreement and excluding the U.S. Offering;

     "Applicable Securities Laws" means, collectively, the applicable securities laws of each of the Designated Provinces, the respective regulations and rules made and forms prescribed thereunder together with all applicable published policy statements, blanket orders, rulings and notices of the Securities Commissions and together with all published policies, rules and regulations of the TSX;

     "Auditors" means PricewaterhouseCoopers LLP, the auditors of the Corporation;

     "Business Day" means any day other than a Saturday, Sunday or statutory or civic holiday in Toronto, Ontario;

     "Canadian Offering" has the meaning ascribed to such term in the first paragraph of this Agreement;

     "Claim" has the meaning ascribed to such term in Section 12.1;

     "Closing" means the closing of the Canadian Offering of the Debentures on the Closing Date;

     "Closing Date(s)" means September 15, 2004 or such earlier or later date as the Corporation and the Agent may agree;

     "Common Share" or "Common Shares" means the common shares in the capital of the Corporation;


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     "Corporation" means World Heart Corporation (and any predecessor corporation);

     "Corporation's Counsel" means McCarthy Tetrault LLP;

     "Debenture Shares" means the Common Shares issuable upon conversion of the Debentures;

     "Debentures" means the unsecured convertible debentures of the Corporation, denominated in United States dollars, as described in the Subscription Agreement;

     "Designated Provinces" means British Columbia and Ontario;

     "Financial Information" means:

     (a) the audited consolidated financial statements of the Corporation for the period ending December 31, 2003 consisting of the audited consolidated balance sheets, consolidated statements of loss, consolidated statements of shareholders' equity, consolidated statements of cash flow together with the notes to the consolidated financial statements; and

     (b) the unaudited interim consolidated financial statements of the Corporation for the period ending June 30, 2004 consisting of the interim unaudited consolidated three and six months balance sheets, consolidated statements of loss, and consolidated statements of cash flow as at such date, and together with the Notes to the interim consolidated financial statements for such period;

     "Gross Proceeds" means the aggregate gross proceeds to the Corporation from the sale of Debentures to Purchasers pursuant to the Canadian Offering;

     "G.S.T." means taxes, interest, penalties and fines imposed under Part IX of the Excise Tax Act (Canada) and the regulations made thereunder;

     "including" means including without limitation;

     "Indemnified Party" has the meaning giving to is in Section 12.1;

     "Intellectual Property Rights" means all patent rights, trademarks, copyrights, industrial designs and technical information (including any claims or rights to sue for past infringement of same), relating to the business of the Corporation owned by or licensed to the Corporation;

     "Interest" means the interest at the rate of 3% per annum (accrued daily but not compounded) calculated on the outstanding principal amount of the Debentures;

     "Interest Shares" means the Common Shares issuable upon the conversion of the Interest under the terms and conditions set forth in the Debentures;

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     "knowledge" and "to the knowledge of" mean, when referring to the
     Corporation, the actual knowledge of the directors and executive officers of the Corporation and of its Subsidiaries and, when referring to an individual, the actual knowledge of such individual and, in either case, the actual knowledge that any such person shall have acquired upon due and reasonable inquiry in the circumstances;

     "Legal Costs" has the meaning ascribed to such term in Section 11.1;

     "material adverse effect" means an effect which is materially adverse to the business, assets or properties, condition, (financial or otherwise) or results of operations of the Corporation or any of its Subsidiaries, taken as a whole;

     "material change" means a change in the business, results of operations, assets, prospects, condition (financial or otherwise) or capital of the Corporation or any of its Subsidiaries that would reasonably be expected to have a significant effect on the market price or value of any of the Corporation's securities and includes a decision to implement such a change made by the Corporation's board of directors or by senior management of the Corporation who believe that confirmation of the decision by the board of directors is probable;

     "material fact" means a fact that would reasonably be expected to have a significant effect on the market price or value of any of the Corporation's securities;

     "Minimum Offering" has the meaning ascribed to such term in Section 2.1;

     "misrepresentation" means (i) an untrue statement of a material fact, or
     (ii) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made;

     "NASDAQ" means the NASDAQ National Market System, its successors and assigns;

     "Net Proceeds" means the Gross Proceeds minus the Agent's Fee and Agent's Expenses including the Legal Costs;

     "Offered Securities" shall mean, collectively, the Debentures, the Warrants, the Debenture Shares and the Warrant Shares;

     "Offering" has the meaning ascribed to such term in the first paragraph of this Agreement;

     "Outstanding Convertible Securities" means all options, including options granted or proposed to be granted to officers, directors, employees or consultants, warrants, other rights to acquire securities and other convertible securities outstanding as at the date of this Agreement, whether issued pursuant to an established plan or otherwise, and including any agreement or understanding with respect to the issuance or granting of the same, particulars of which are set out in Schedule 7.1(k);

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     "person" includes any individual, corporation, limited partnership, general partnership, joint stock company or association, joint venture association, company, trust, bank, trust company, land trust, investment trust, society or other entity, organization, syndicate whether incorporated or not, trustee, estate trustee, executor or other legal or personal representative, and governments and agencies and political subdivisions thereof;

     "Private Placement Exemptions" means the registration and prospectus exemptions pursuant to which the Debentures and the Warrants are to be issued in the Designated Provinces;

     "Public Record" means any prospectus, annual information form, financial statements, material change report and press release filed by the Corporation or its Subsidiaries with the TSX and NASDAQ and any applicable Canadian or United States securities regulatory authority on or during the 18 months preceding the date hereof;

     "Purchasers" means, collectively, each of the purchasers of Debentures and Warrants pursuant to the Canadian Offering;

     "SEC" means the United States Securities and Exchange Commission;

     "Securities Commissions" means, collectively, the securities commissions or similar regulatory authorities in each of the Designated Provinces;

     "Selling Group" has the meaning ascribed to such term in Section 2.2;

     "Significant Interest Companies" means those companies in which the Corporation holds 20% or more of the outstanding voting securities or securities convertible into voting securities;

     "Subscription Agreements" means, collectively, the subscription agreements entered into between the Purchasers and the Corporation in respect of the purchase of Debentures and Warrants, a form of which is attached as Exhibit "A";

     "Subsidiary" or "Subsidiaries" has the meaning as ascribed to such term in the Business Corporations Act (Ontario);

     "Time of Closing" means the Closing Date;

     "Trading Day" means a day during which NASDAQ is open for trading and at least one board lot of the Common Shares has traded on NASDAQ;

     "Trading Condition" has the meaning ascribed to such term in Section 2.1;

     "Transaction Documents" has the meaning ascribed to such term in Section 7.1(gg);

     "TSX" means the Toronto Stock Exchange, its successors and assigns;

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     "Trustee" means CIBC Mellon Trust Company or such other person appointed to act as trustee under the Warrant Indenture;

     "Underlying Securities" means the Debenture Shares issuable on the conversion of the Debentures and the Warrant Shares issuable on the exercise of the Warrants, as applicable;

     "U.S. Offering" means the United States offering concurrently being conducted pursuant to the terms of an engagement letter dated August 26, 2004 pursuant to which the Corporation appointed Roth Capital Partners as exclusive placement agent for a United States offering of up to US$20,000,000;

     "U.S. Securities Laws" means, collectively, all applicable federal and state securities laws in the United States, including all "Blue Sky" laws, and all regulations and forms prescribed thereunder, together with all applicable published policy statements, releases and rulings of the SEC and any applicable state securities regulatory authorities;

     "Warrant Indenture" means the indenture to be entered into prior to the Closing Date between the Corporation and the Trustee in respect of the Warrants;

     "Warrants" means the Common Share purchase warrants of the Corporation entitling the holder to purchase one Common Share at US$1.55 for a period of sixty months from the date of issue, in the form attached to the Warrant Indenture;

     "Warrant Shares" means the Common Shares issuable upon exercise of the Warrants.

1.2 The division of this Agreement into sections, subsections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to sections, subsections, paragraphs and other subdivisions are to sections, subsections, paragraphs and other subdivisions of this Agreement.

1.3 This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and time shall be of the essence hereof.

1.4 Unless otherwise stated herein, all amounts expressed herein in terms of money refer to lawful currency of Canada and all payments to be made hereunder shall be made in such currency.

1.5 The following are the Schedules and Exhibits attached to this Agreement, which schedules and exhibits (including the representations, warranties and covenants set out therein) are deemed to be a part hereof and are hereby incorporated by reference herein:

     Schedule 7.1(g)
     Schedule 7.1(h)
     Schedule 7.1(k)

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     Schedule 7.1(n)
     Schedule 7.1(o)
     Schedule 7.1(q)
     Schedule 7.1(z)
     Schedule 7.1(l)
     Schedule 7.1(mm)
     Exhibit "A"         -    Subscription Agreement
     Exhibit "B"         -    Legal Opinion

2.   General Terms and Conditions

2.1 Subject to the terms and conditions of this Agreement, the Corporation hereby appoints the Agent as, and the Agent hereby agrees to act as, the sole and exclusive agent of the Corporation to offer for sale on behalf of the Corporation in the Designated Provinces and Europe a maximum of US $8,000,000 principal amount of Debentures at par, and to use its commercially reasonable best efforts to solicit and procure Purchasers of the Debentures on behalf of the Corporation. Purchasers of Debentures will be entitled to receive Warrants at the rate of one Warrant per US $1.25 principal amount of Debentures. The Debentures shall be convertible at any time and from time to time, in whole or in part in minimum increments of US$100,000, until the earlier of 5:00 p.m. (Ottawa Time) on the date specified for redemption and the date which is 60 months from the Closing Date into Common Shares at the rate of one Common Share per US$1.25 principal amount of Debentures. The Interest (as herein defined) attributable to the principal amount of the Debenture converted shall automatically be converted into Common Shares at a conversion price to be determined based on the five day weighted trading average of the Common Shares on NASDAQ ending on the trading day immediately prior to the date of conversion. The Debentures shall bear Interest at the rate of 3% per annum commencing on the issue date. Interest shall accrue daily and be payable on redemption or maturity to the extent the Interest has not been converted as provided for above. Interest shall not be paid on accrued interest. The Debentures shall mature on the date which is 60 months from the Closing Date and shall be redeemable by the Corporation at any time should the Common Shares trade at or above US$3.00 (subject to adjustment in accordance with the Debentures) for 20 consecutive Trading Days. No more than 20% of the aggregate principal amount of the Debentures then held by the debentureholders plus accrued interest attributable thereto may be redeemed in any three month period. The definitive terms and conditions of the Debentures will be set forth in the Debenture Certificates. The Purchaser shall receive one Common Share purchase warrant (a "Warrant") per US$1.25 principal amount of Debentures purchased, each Warrant entitling the holder at any time until 5:00 p.m. (Ottawa Time) on the date which is 60 months from the Closing Date to purchase one Common Share (a "Warrant Share") for a purchase price of US$1.55 per Common Share (subject to adjustment in accordance with the Warrant Indenture). The definitive terms and conditions of the Warrants will be set forth in the Warrant Certificates and in the Warrant Indenture. The Warrants shall be callable by the Corporation for cash exercise only at any time should the Common Shares trade at or above US$4.50 for 20 consecutive Trading Days (prior to any share splits), however, the Corporation may only call-in a maximum of 20% of the total outstanding Warrants during any three month period.

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The Agent acknowledges that the Canadian Offering shall be done concurrently with the U.S. Offering and that the minimum offering shall be US$12,000,000 (the "Minimum Offering") and the aggregate maximum principal amount of Debentures to be sold pursuant to the Offering shall be US $20,000,000.

If the amount raised between Roth Capital Partners pursuant to the U.S. Offering and the Agent pursuant to the Canadian Offering exceeds $US 8 million in the aggregate, then the Agent shall be protected with respect to its book of Purchasers up to an aggregate amount of $US 4 million.

2.2 It is understood and agreed by the parties that the Agent shall act as agent only and at no time shall the Agent have any obligation whatsoever to purchase any Debentures. The Agent shall have the right to form a selling group (the "Selling Group") consisting of other registered securities dealers acting as sub-agents upon the terms and conditions set out in a selling group agreement to be entered into between the Agent and the members of the Selling Group and the Agent shall have the right to determine such terms and conditions, provided that they are not inconsistent with the terms and conditions of this Agreement, and that any fee charged by any such member shall not exceed the Agent's Fee set out in Section 5.1 and shall be payable by the Agent. The Agent shall have the exclusive right to control all compensation arrangements between the members of the Selling Group.

2.3 The Agent acknowledges and agrees that any offer to purchase Debentures may be accepted or rejected, in whole or in part, by the Corporation acting reasonably.

2.4 The Corporation agrees that the Debentures shall be offered for sale solely through the Agent in accordance with this Agreement, except those Debentures offered for sale in a Designated Province through members of the Selling Group acting as sub-agents qualified to trade in Debentures under the laws of such Designated Province appointed or authorized by the Agent as provided herein.

2.5 The Agent agrees not to solicit offers to purchase or sell the Debentures in such a manner as to require registration of the Debentures, or the filing of a prospectus with respect to the Debentures, under the laws of any jurisdiction outside the Designated Provinces including, without limitation, the United States, and not to solicit offers to purchase or sell the Debentures in Canada except in the Designated Provinces and only in accordance with all Applicable Securities Laws. The Agent will ensure that any agreements between the Agent and any other investment dealers or brokers, including without limitation members of the Selling Group, contain equivalent restrictions to those contained in this section.

3.   Nature of Transaction

3.1 Each Purchaser resident in the Designated Provinces or Europe shall purchase Debentures under one or more Private Placement Exemptions or other applicable exemptions so that the purchases of the Debentures will be exempt from the prospectus requirements of the Applicable Securities Laws. The Corporation hereby agrees to use all reasonable commercial efforts to secure compliance with all securities regulatory requirements on a timely basis in connection with the distribution of the Debentures to the Purchasers, including, without limitation, by filing within the periods stipulated under Applicable Securities Laws, and at the

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Corporation's expense, all private placement forms required to be filed by the
Corporation and the Purchasers, respectively, in connection with the Canadian Offering and paying all filing fees required to be paid in connection therewith so that the distribution of the Debentures may lawfully occur without the necessity of filing a prospectus or any similar document under the Applicable Securities Laws, including, an offering memorandum as defined in Ontario Securities Commission Rule 14-501. The Agent agrees to assist the Corporation in all reasonable respects to secure compliance with all regulatory requirements in connection with the Canadian Offering. The Agent will notify the Corporation with respect to the identity of each Purchaser as soon as practicable and with a view to leaving sufficient time to allow the Corporation to secure compliance with all relevant regulatory requirements under Applicable Securities Laws relating to the sale of the Debentures.

4.   Covenants and Representations of the Agent

4.1 The Agent covenants with the Corporation that it will (and will use its reasonable efforts to cause the members of the Selling Group to ensure that they will): (i) conduct its activities in connection with arranging for the sale of the Debentures in compliance with the Applicable Securities Laws; (ii) not deliver to any prospective Purchaser any document or material without the consent of the Corporation; (iii) not solicit offers to purchase or sell the Debentures so as to require registration thereof or filing of a prospectus with respect thereto under the laws of any jurisdiction outside of Canada where the solicitation or sale of the Debentures would result in any ongoing disclosure requirements in such jurisdiction, or in any registration requirements in such jurisdiction except for the filing of a notice or report of the solicitation or sale; (iv) obtain from each Purchaser an executed Subscription Agreement in the form attached hereto as Appendix "A", together with all documentation as may be necessary in connection with subscriptions for Debentures; and (v) not make any representations or warranties with respect to the Corporation or the Debentures, other than as set forth in the Subscription Agreement, this Agreement or in publicly available information filed by the Corporation.

5.   Agent's Compensation

5.1 In consideration of the Agent's services to be rendered to the Corporation in connection herewith, including, without limitation, soliciting offers to purchase the Debentures, acting as financial advisor to the Corporation in respect of the sale of the Debentures, preparation of the Transaction Documents, performing administrative work in connection with such matters, and all other services arising out of this Agreement, the Corporation agrees, subject to and upon the terms and conditions set out herein, to pay or cause to be paid (and issue or cause to be issued) to the Agent at the Time of Closing: (a) a cash fee (the "Agent's Fee") equal to 6% of the amount of the Gross Proceeds and (b) Common Share purchase warrants (the "Agent's Warrants") exercisable at any time up to 60 months following the Closing Date entitling the Agent to purchase, at a price of US $1.55 per Common Share (the "Agent's Warrant Shares"), that number of Common Shares equal to 12% of the principal amount of the Debentures divided by US $1.25 sold pursuant to the Canadian Offering. The issuance of Agent's Warrants shall be subject to receipt of the necessary regulatory approvals.

5.2 The parties confirm that in the event the Agent appoints other registered dealers as sub-agents to assist in the Canadian Offering, then such sub-agents shall be entitled in place of the

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Agent to receive Agent's Warrants as part of their compensation directly registered in such sub-agent's names on the same basis as the Agent is entitled to receive Agent's Warrants.

5.3 It is the understanding of both the Corporation and the Agent that G.S.T. is not exigible on any portion of the Agent's Fee. However, should it be determined by the Canada Customs and Revenue Agency that G.S.T. should have been charged on all or any part of the Agent's Fee, the Corporation shall pay to the Agent an amount equal to the G.S.T. determined to be exigible.

6.   [Intentionally Deleted]

7.   Representations, Warranties and Covenants of the Corporation

7.1 The Corporation hereby represents, warrants and covenants to and with the Agent and the Purchasers and acknowledges that the Agent and the Purchasers are relying upon such representations and warranties in completing the Closing as follows:

     (a) the proceeds of the sale of the Debentures shall be used by the Corporation for working capital and general corporate purposes;

     (b) it will as soon as practicable after the Closing Date and, in any event, within applicable time periods under the Applicable Securities Laws, file such documents as may be required under the Applicable Securities Laws relating to the private placement of the Debentures as prescribed by OSC Rule 45-501 and the equivalent provisions thereto in the other Designated Provinces and as prescribed by CSA Multilateral Instrument 45-102 Resale of Securities, and pay all filing fees required to be paid in connection therewith;

     (c) the Corporation will use its commercially reasonable best efforts to obtain the necessary regulatory consents from the TSX and NASDAQ to the transactions contemplated herein on such conditions as are acceptable to the Agent and the Corporation, acting reasonably;

     (d) it will use its commercially reasonable best efforts to ensure that the Debenture Shares issuable on the conversion of the Debenture, the Common Shares issuable on the conversion of the Interest and the Warrant Shares and the Agent's Warrant Shares issuable on the exercise of the Warrants and the Agent's Warrants, as the case may be, will be listed and posted for trading on the TSX and NASDAQ upon their issue;

     (e) it will promptly comply with all filing and other requirements under Applicable Securities Laws in connection with the Canadian Offering;

     (f) the Corporation and each of its Subsidiaries: (i) have been incorporated and organized and are validly subsisting under the laws of their respective jurisdictions of incorporation; and (ii) have all requisite corporate power and authority and are qualified and authorized to carry on their respective businesses as now conducted and to own, lease and operate their respective properties and assets, in all jurisdictions where such qualification or authorization is required;

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     (g)  except as set forth in Schedule 7.1(g), the Corporation and each of its Subsidiaries are current and up-to-date with all filings required to be made by each of them respectively under the applicable laws of Canada and the United States, as applicable;

     (h) Schedule 7.1(h) sets forth each of the Corporation's Subsidiaries. Except as set forth in Schedule 7.1(h), (i) the Corporation is the beneficial holder and holder of record of all of the issued and outstanding securities of the Subsidiaries and which securities have been issued as fully paid and non-assessable; (ii) all shares in the capital of the Subsidiaries held by the Corporation are owned by the Corporation as the beneficial owner and holder of record free and clear of all mortgages, liens, charges, pledges, security interest encumbrances, claims or demands whatsoever; and (iii) no person holds any securities convertible into shares of any of the Subsidiaries or has any agreement, warrant, option, right or privilege whether pre-emptive or contractual) being or capable of becoming an agreement, warrant, option or right for the purchase of any unissued or issued securities of any of the Subsidiaries;

     (i) the Corporation and each of the Subsidiaries are, in all material respects, conducting their respective businesses in compliance with all applicable laws, rules and regulations and, in particular, all applicable licensing, food, drug and environmental legislation or other lawful requirement of any governmental or regulatory bodies applicable to the Corporation or its Subsidiaries of each jurisdiction in which its business is carried on and is duly licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated and all such licences, registrations and qualifications are and will at the Time of Closing be valid, subsisting and in good standing, except where such failure to be so qualified or the absence of any such licence, registration or qualification does not and will not have a material adverse effect;

     (j) the Corporation and each of the Subsidiaries possess all certificates, authority, permits or licences issued by the appropriate state, provincial, municipal or federal regulatory agencies or bodies necessary to conduct the business now owned or operated by each of them and neither the Corporation nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority, permit or licence which, if the subject of an unfavourable decision, ruling or finding would have a material adverse effect;

     (k) except as set forth in Schedule 7.1(k), the Corporation does not have any Outstanding Convertible Securities;

     (l) the Corporation is authorized to issue an unlimited number of Common Shares, an unlimited number of preferred shares issuable in series, of which, as of


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          September 14, 2004, 15,273,736 Common Shares are issued and outstanding as fully paid and non-assessable;

     (m) the minute books of the Corporation, which have been made available to the Agent or their counsel, are complete and accurate in all material respects and the excerpts of the corporate records of each of the Subsidiaries which have been made available to the Agent or their counsel are accurate in all material respects;

     (n)  except as set forth in Schedule 7.1(n), since December 31, 2003:

          (i) has not been any material change in the assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Corporation, on a consolidated basis, that has not been publicly disclosed in the manner required by Applicable Securities Laws;

          (ii) there has not been any material change in the capital stock or long-term debt of the Corporation that has not been publicly disclosed in the manner required by Applicable Securities Laws;

          (iii)there has not been any material change that has not been publicly disclosed in the manner required by Applicable Securities Laws; and

          (iv) except as has been publicly disclosed in the manner required by Applicable Securities Laws since its last fiscal year end, the Corporation and each of its Subsidiaries has carried on its respective business in the ordinary course;

     (o)  except as disclosed in the Financial Information or as set forth in
          Schedule 7.1(o), the Corporation and its Subsidiaries do not have any liabilities, contingent or otherwise, except those included in the ordinary course of business, consistent (as to amount and nature) with past practices since June 30, 2004, none of which, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect;

     (p) the Financial Information fairly presents, in all material respects and to the knowledge of the Corporation and its Subsidiaries in accordance with generally accepted accounting principles in Canada consistently applied, the financial position and condition of the Corporation and the Subsidiaries as at their dates and the results of the operations of the Corporation and the Subsidiaries for the periods then ended and reflect all liabilities (absolute, accrued, contingent or otherwise) of the Corporation and the Subsidiaries as at their dates, except, in the case of unaudited interim statements, to the extent that they may exclude footnotes or may be condensed or summary statements;

     (q) the Corporation and each Subsidiary maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Corporation and each Subsidiary, and the Corporation reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks which it is customary for comparably situated companies to insure, and, except as set forth in Schedule 7.1(q), there are no deficiencies as to the insurance coverage as of the date hereof;

     (r) there is no action, proceeding or investigation (whether or not purportedly by or on behalf of the Corporation or any of its Subsidiaries) pending or, to the knowledge of the Corporation or any of its Subsidiaries, threatened against or affecting the Corporation or any of its Subsidiaries, at law or in equity (whether in any court, arbitration or similar tribunal) or before or by any federal, provincial, state, municipal or other governmental department, commission, board or agency, domestic or foreign, which in any way will have a material adverse effect, or which questions the validity of the Debentures, the Warrants, the Agent's Warrants, the Underlying Securities or of the issuance thereof as fully paid and non-assessable securities or any action taken or to be taken by the Corporation pursuant to or in connection with this Agreement. There are no judgements, awards, orders, decrees or executions outstanding against the Corporation or any of its Subsidiaries, its or their business or any of its or their property or assets;

     (s) the execution and delivery of this Agreement, the Subscription Agreements, the certificates representing the Debentures, and the certificates representing the Warrants by the Corporation, the performance and compliance with the terms of this Agreement, the Subscription Agreements, the Debentures, and the Warrants, the offer and sale of the Debentures and the Warrants and the issuance of the Underlying Securities by the Corporation, will not result in any material breach of, or be in conflict with or constitute a default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a default under any term or provision of the constating documents or resolutions of the Corporation or any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which the Corporation is a party or by which it is bound or any judgment, decree, order, statute, rule or regulation applicable to the Corporation;

     (t) the Corporation is and will at the Time of Closing be a "reporting issuer" (or its equivalent), not in default of any requirements in relation to that designation, under the securities laws of each of the provinces of Canada, and will use its commercially reasonable best efforts to maintain its "reporting issuer" status for a period of at least 12 months from the expiry date of the Warrants. In particular, without limiting the foregoing, the Corporation has at all times complied with its obligations to make timely disclosure of all material changes relating to it and no such disclosure has been made on a confidential basis and there is no material change relating to the Corporation which has occurred and with respect to which the requisite material change report has not been filed;

     (u) the issued and outstanding Common Shares are listed and posted for trading on the TSX and NASDAQ, the Corporation is not in default or breach of any of the rules, policies or by-laws of the TSX or NASDAQ, no order ceasing or suspending trading in any securities of the Corporation or prohibiting the sale of the Debentures, the Warrants, the issuance of the Agent's Warrants or the

          Underlying Securities or the trading of any of the Corporation's issued securities has been issued and no proceedings for such purpose are pending or, to the knowledge of the Corporation, threatened;

     (v) no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the sale and delivery of the Debentures, the Warrants, the Agent's Warrants or the Underlying Securities or the consummation by the Corporation of its obligations under this Agreement, except for the consent and conditional approval of the TSX and NASDAQ (subject only to the usual filing requirements), which consent and approval shall have been obtained prior to the Time of Closing;

     (w) the auditors of the Corporation who audited the financial statements of the Corporation most recently delivered to the securityholders of the Corporation and who delivered their report with respect thereto are independent public accountants as required by the Applicable Securities Laws;

     (x) there has never been any "reportable event" (within the meaning of National Policy Statement No. 31 of the Canadian Securities Administrators) with the present or any former auditor of the Corporation to the knowledge of the Corporation's current management;

     (y) the Corporation and each of its Subsidiaries have established on its books and records reserves that are adequate for the payment of all taxes not yet due and payable and there are no liens for taxes on the assets of the Corporation or any of its Subsidiaries and, to the knowledge of the Corporation, there are no audits pending of the tax returns of the Corporation or any of its Subsidiaries (whether federal, state, provincial, local or foreign) and there are no claims which have been or may be asserted relating to any such tax returns, which audits and claims, if determined adversely, would result in the assertion by any governmental agency of any deficiency that does not and will not have a material adverse effect;

     (z) except as set out in Schedule 7.1(z) hereto, all taxes (including income tax, capital tax, goods and services tax, sales tax, payroll taxes, employer health tax, workers' compensation payments, custom and land transfer taxes, duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, "Taxes") due and payable by the Corporation and each of its Subsidiaries have been paid, other than those being contested in good faith and for which adequate reserves have been provided or where the failure to pay such tax or assessment would not, individually or in the aggregate have a material adverse effect. All tax returns, declarations, remittances and filings required to be filed by the Corporation and each of its Subsidiaries have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate in all material respects. No domestic or foreign taxation authority has asserted or, to the Corporation's knowledge, threatened to assert any assessment, claim or liability for taxes due or to become due in connection with any review or examination of the tax returns of the Corporation or any of its Subsidiaries (including, without limitation, any predecessor companies) filed for any year which would have a material adverse effect;

     (aa) neither the Corporation, any of its Subsidiaries nor, to the Corporation's knowledge, any other party, is in default in the observance or performance of any term or obligation to be performed by it under any material contract, joint venture agreement, license or other instrument and no event has occurred which with notice or lapse of time or both would constitute such a default, in any such case, which default or event would have a material adverse effect;

     (bb) all information and statements contained in the Public Record and other materials filed by or on behalf of the Corporation with the Securities Commissions and the TSX and all other documents or materials contained in the Public Record were true and correct in all material respects as of the date of such issuance or filing, and, to the extent required, provided full, true and plain disclosure of all material facts relevant to the Corporation and did not contain a misrepresentation;

     (cc) all necessary corporate action has been taken to authorize the issue and sale of, and the delivery of certificates representing the Debentures to the Purchasers and upon receipt by the Corporation of the purchase price as consideration for the issue of the Debentures, such Debentures will be validly issued;

     (dd) by the Closing Time, the Debentures, the Warrants and the Agent's Warrants will be created and issued and the Debenture Shares, the Interest Shares, the Warrant Shares and the Agent's Warrant Shares will be allotted and reserved for issue upon the conversion of the Debentures or the exercise of the Warrants or the Agent's Warrants, as the case may be, and, when issued upon the conversion of the Debentures, the conversion of the Interest or the exercise of the Warrants, as the case may be, in accordance with their respective terms, will be fully paid and non-assessable Common Shares of the Corporation;

     (ee) the offering and sale of the Debentures, the compliance by the Corporation with the provisions of this Agreement and the consummation of the transactions contemplated herein do not (i) require the consent, approval or authorization of, or registration or qualification with any governmental authority, securities regulatory authority or other person, except (A) such as have been obtained, or
          (B) such as may be required (and shall be obtained as provided in this Agreement) under the Applicable Securities Laws of the Designated Provinces, or (ii) conflict with or result in any breach or violation of any of the provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Corporation or any of the Subsidiaries or any of their respective properties is bound, or the articles or by-laws or other applicable incorporating documents of the Corporation or any of the Subsidiaries, or any statute or any judgment, decree, order, rule or regulation of any court or other governmental authority or any arbitrator, stock exchange or securities regulatory authority applicable to the Corporation or any of the Subsidiaries or any of their respective properties or assets which could have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Corporation or any of the Subsidiaries;

     (ff) this Agreement, the Subscription Agreements, the Debentures, the Warrant Indenture, the Warrants, the Agent's Warrants and all other contracts and instruments required in connection with the issue and distribution of the Debentures and the Warrants (collectively, the "Transaction Documents") shall comply with the provisions of the laws of the Corporation's jurisdiction of incorporation, as applicable, and the regulations of the TSX and NASDAQ, and, on or prior to the Closing Date, shall be duly authorized, executed and delivered by the Corporation and shall be valid and binding obligations of the Corporation enforceable in accordance with their respective terms, subject to any applicable bankruptcy, reorganization, winding-up, insolvency, moratorium or other laws of general application, the unavailability of any equitable remedies, and that the enforcement of any rights against the Corporation under this Agreement with respect to indemnity or contribution may be limited by applicable law and may or may not be ordered by a court on grounds of public policy. The Corporation has the corporate power and authority to enter into the Transaction Documents and to perform its obligations thereunder;

     (gg) the Corporation has the power and authority to issue the Debentures and the Warrants, and at the Time of Closing,

          (i) the Debentures will be duly and validly authorized and created upon receipt of the purchase price for the Debentures, will be duly and validly issued and outstanding;

          (ii) the Warrants will be duly and validly created and authorized and, upon receipt of the purchase price for the Debentures, will be duly and validly issued and outstanding and will constitute valid and binding obligations of the Corporation in accordance with their terms; and

          (iii)the Debenture Shares, the Interest Shares and the Warrant Shares will be duly and validly authorized, allotted and reserved for issuance and, upon conversion of the Debentures or exercise of the Warrants, as the case may be, in accordance with their terms, will be issued as fully paid and non-assessable shares;

     (hh) the Corporation has the corporate power and authority to issue the Agent's Warrants to the Agent, and at the Time of Closing,

          (i) the Agent's Warrants will be duly and validly created and authorized and will be duly and validly issued and outstanding and will constitute valid and binding obligations of the Corporation in accordance with their terms; and

          (ii) the Agent's Warrant Shares will be duly and validly authorized, allotted and reserved for issuance and, upon exercise of the Agent's Warrants in accordance with their terms, will be issued as fully paid and non-assessable shares;

     (ii) there is no person acting or purporting to act at the request of the Corporation, who is entitled to any brokerage, agency or other fiscal advisory or similar fee in connection with the transactions contemplated herein;

     (jj) the Corporation will promptly notify the Agent in writing if there shall occur any material change or change in a material fact (in either case, whether actual, anticipated, contemplated or threatened and other than a change or change in fact relating solely to the Agent) or any event or development involving a prospective material change or a change in a material fact or any other change in any or all of the business, affairs, operations, assets (including information or data relating to the estimated value or book value of assets), liabilities (contingent or otherwise), capital, ownership, control or management of the Corporation, on a consolidated basis. The Corporation will promptly notify the Agent in writing with full particulars of any such actual, anticipated, threatened or prospective change referred to in this paragraph;

     (kk) neither the Corporation nor any Subsidiary is aware of any licensing or environmental legislation, regulation, by-law or lawful requirement presently in force or, to their collective knowledge, proposed to be brought into force which the Corporation anticipates that it or any of its Subsidiaries will be unable to comply with, to the extent that compliance is necessary, which would reasonably be likely to result in a material adverse effect;

     (ll) except as set forth in Schedule 7.1(ll):

          (i) with respect to Intellectual Property Rights not owned by the Corporation, to the knowledge of the Corporation, no such Intellectual Property Rights are used by the Corporation other than with the consent of or licence from the rightful owner thereof;

          (ii) the Intellectual Property Rights owned by the Corporation are in full force and effect, all required registration or other fees have been paid to maintain the Intellectual Property Rights in good standing in those jurisdictions where the Intellectual Property Rights are used;

          (iii)with respect to Intellectual Property Rights created or developed by the Corporation, to the knowledge of the Corporation, such Intellectual Property Rights are new and original to the Corporation, use of such rights does not infringe any third party rights, and such rights have only been created by persons who have an obligation to assign all of their rights therein to the Corporation; and

          (iv) the Intellectual Property Rights are complete to the extent necessary to enable the Business to be carried on in all material respects in the manner in which it is carried on by the Corporation at the date hereof;

     (mm) the Corporation and the Subsidiaries are the absolute legal and beneficial owner of, and have good and marketable title to, all of their respective interests in their respective material assets as described in the Public Record, free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever except as disclosed in Schedule 7.1 (mm) or which, to the knowledge of the Corporation, has been incurred by the Corporation or its Subsidiaries since June 30, 2004 in their ordinary course of business, and no other property rights are necessary for the conduct of the business of the Corporation or any of the Subsidiaries, the Corporation and the Subsidiaries do not know of any claim or basis for a claim that might or could adversely affect their respective rights to use, transfer or otherwise exploit such property rights and none of the Corporation or any of the Subsidiaries have any responsibility or obligation to pay any commission, royalty, licence fee or similar payment to any person with respect to the property rights thereof;

     (nn) any and all agreements pursuant to which the Corporation or any of the Subsidiaries holds their respective assets are valid and subsisting agreements in full force and effect, enforceable in accordance with their respective terms, none of the Corporation or any of the Subsidiaries is in material default of any of the provisions of any such agreements nor has any such material default been alleged and such assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situate, all leases and licences pursuant to which the Corporation or any of the Subsidiaries derives their respective interests in such assets are in good standing and except as disclosed in the Public Record there has been no material default under any such leases and all taxes required to be paid with respect to such assets to the date hereof have been paid; and

     (oo) any press release relating to the Canadian Offering shall be in the form and content agreed to by the Agent acting reasonably and promptly provided that nothing shall prevent the Corporation from complying with Applicable Securities Laws.

8.   Conditions to Purchase Obligation

8.1 The obligations of the Purchaser to complete the purchase of the Debentures shall be conditional upon accepted subscriptions or purchase agreements by the Corporation for an amount not less than the Minimum Offering. In addition, the following are conditions of the Purchasers' obligations to close the purchase of the Debentures from the Corporation as contemplated hereby, which conditions the Corporation covenants to exercise its commercially reasonable best efforts to have fulfilled at or prior to the Closing Date and which conditions may be waived in writing in whole or in part by the Agent on its own behalf and on behalf of the Purchasers:

     (a) the Corporation shall have made and/or obtained the necessary filings, approvals, consents and acceptances to or from, as the case may be, the shareholders of the Corporation, the Securities Commissions and the TSX and NASDAQ, required to be made or obtained by the Corporation in connection with the Canadian Offering and in order to complete the same, on terms which are acceptable to the Corporation and the Agent, acting reasonably, prior to the Closing Date;

     (b) the Debenture Shares, the Interest Shares, the Warrant Shares and the Agent's Warrant Shares shall have been accepted for and/or reserved for listing by the TSX and NASDAQ, subject to the usual conditions and payment of the applicable additional listing fees to the TSX and NASDAQ

     (c) the Corporation's board of directors shall have authorized and approved this Agreement, the form of Subscription Agreements, the respective forms of the Debentures, the Warrant Indenture, the Warrants, the Agent's Warrants and all other agreements and instruments prepared in connection with the Canadian Offering, the sale of the Debentures, the issuance of the Underlying Securities and all matters relating to the foregoing;

     (d) as at the Closing Date, the Corporation will deliver a certificate addressed to the Agent and to the Purchasers, signed by either its Chief Executive Officer or Chief Financial Officer certifying that:

          (i) there has been no adverse material change (actual, proposed or prospective, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Corporation on a consolidated basis, since June 30, 2004, which has not been generally disclosed;

          (ii) since June 30, 2004, no material change, except for the Offering, has occurred with respect to which the requisite material change statement or report has not been filed and no such disclosure has been made on a confidential basis;

          (iii)the representations and warranties of the Corporation contained in this Agreement are true and correct at the Time of Closing, with the same force and effect as if made by the Corporation as at the Time of Closing after giving effect to the transactions contemplated hereby;

          (iv) the Corporation has complied with all the covenants and satisfied all the terms and conditions of this Agreement on its part to be complied with or satisfied except as waived in writing by the Agent at or prior to the Time of Closing;

          (v) no order, ruling or determination having the effect of suspending the sale or ceasing the trading of the securities of the Corporation (including the Debentures, the Warrants, the Agent's Warrants and the Underlying Securities) has been issued or made by any stock exchange, securities commission or other regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or are pending or to the knowledge of the Corporation, contemplated or threatened by any stock exchange, securities commission or other regulatory authority;

          (vi) there are no actions, suits, proceedings or inquiries, formal or informal pending or threatened against or affecting the Corporation or any of its Subsidiaries, at law or in equity, before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality in Canada, the United States or elsewhere which may, in any way, have a material adverse effect;

          (vii)no failure or default on the part of the Corporation exists under any applicable law or any under license, permit or other instrument granted or issued to the Corporation or under any contract, license, agreement or other instrument to which the Corporation is a party or by which the Corporation is bound, which may, in any way, have a material adverse effect and, the execution, delivery and performance of this Agreement and the allotment, issue and sale of the Debentures, the Warrants, the Agent's Warrants and Underlying Securities will not result in such default;

         (viii)the charter documents, including any amendments thereto attached to the officer's certificate are full, true and correct copies and are in full force and effect; and

          (ix) such other matters as the Agent or the Agent's Counsel may reasonably request.

     (e) the Corporation will have caused an opinion to be delivered by the Corporation's Counsel, addressed to the Agent, Agent's Counsel and the Purchasers dated as of the Closing Date, substantially in the form of the legal opinion annexed as Exhibit "B". In giving such opinion, Corporation's Counsel shall be entitled to rely, to the extent appropriate in the circumstances, upon local counsel and shall be entitled as to matters of fact not within its knowledge to rely upon a certificate of fact from responsible persons in a position to have knowledge of such facts and their accuracy including a certificate of the Corporation's registrar and transfer agent as to the outstanding securities of the Corporation;

     (f) the delivery by the Corporation of such other certificates, statutory declarations, agreements or materials, in form and substance satisfactory to the Agent and Agent's Counsel as the Agent and Agent's Counsel may reasonably request; and

     (g) the Corporation shall have complied with and fulfilled all of the terms, covenants and conditions of this Agreement on its part to be complied with or fulfilled up to the Time of Closing.

9.   Closing

9.1 The Canadian Offering will be completed on the Closing Date at the offices of Fraser Milner Casgrain LLP, Toronto, Ontario and McCarthy Tetrault LLP, Suite 1400, 40 Elgin Street, Ottawa, Ontario at the Time of Closing or such other place, date or time as may be mutually agreed to; provided that if the Corporation has not been able to comply with any of the covenants or conditions set out herein, or in any Subscription Agreement, required to be complied with by the Time of Closing or such other date and time as may be mutually agreed to, the respective obligations of the parties will terminate without further liability or obligation except for payment of expenses, indemnity and contribution provided for in this Agreement.

9.2 At the Time of Closing, the Corporation shall deliver to the Agent on behalf of the Purchaser:

     (a) certificates duly registered as the Agent may in writing direct and not inconsistent with the terms hereof or of any Subscription Agreement, representing the Debentures, the Warrants and the Agent's Warrants;

     (b)  the requisite legal opinion and certificates as contemplated in
          Section 8.1 above; and

     (c) such further documentation as may be contemplated herein or as Agent's Counsel or the applicable regulatory authorities may reasonably require.

9.3  At the Time of Closing, the Agent shall deliver to the Corporation:

     (a) the Subscription Agreements and other documentation required to be provided by or on behalf of the Purchasers pursuant to this Agreement and the Subscription Agreements; and

     (b) a certified cheque, bank draft or solicitor's trust cheque made payable to the Corporation in the amount of the Net Proceeds (subject to Section 11.2).

10.  Termination of Obligations

10.1 Without limiting any of the foregoing provisions of this Agreement, and in addition to any other remedies which may be available to it, the Agent (on its own behalf and on behalf of the Purchasers) shall be entitled, at its sole discretion acting reasonably, to terminate and cancel, without any liability on its part (or on the part of the Purchasers), its obligations (and the obligations of the Purchasers) under this Agreement to purchase the Debentures, by giving written notice to the Corporation at any time through to the Time of Closing on the Closing Date if:

     (a) any order to cease or suspend trading in any securities of the Corporation, or prohibiting or restricting the distribution of any of the Debentures, the Warrants or any securities issuable thereunder, is made, or proceedings are announced, commenced or threatened for the making of any such order, by any Securities

          Commission, the TSX or NASDAQ or by any other competent authority, and has not been rescinded, revoked or withdrawn;

     (b) any order or ruling is issued, any inquiry, investigation or other proceeding (whether formal or informal) in relation to the Corporation or any of the directors or officers thereof is made, threatened or announced by any officer or official of the TSX or NASDAQ, any Securities Commission or other competent authority or any law or regulation is promulgated or changed which, in the reasonable opinion of the Agent, operates to prevent or restrict trading in the Common Shares of the Corporation or distribution of the Offered Securities;

     (c) there should develop, occur or come into effect or existence any event, including without limiting the generality of the foregoing, an act of terrorism, action, state, condition or major financial occurrence of national or international consequence, any law or regulation, or any other occurrence of any nature whatsoever, which, in the Agent's sole reasonable opinion has a material adverse effect or would reasonably be likely to have a material adverse effect, or involve, the financial markets or the business, operations or affairs of the Corporation (on a consolidated basis), such that it would not be practical (in the Agent's sole reasonable opinion) to market the Debentures or Common Shares;

     (d) there should occur any material change or change in a material fact which, in the sole opinion of the Agent would be reasonably expected to have a material adverse effect on the market price or value of the Debentures or Common Shares;

     (e) the Agent determines that the Corporation is in breach of, or in default under or in non-compliance with any material representation, warranty, term, covenant or condition of this Agreement; or

     (f) as a result of investigations after the date hereof, the Agent determines that there exists any fact or circumstance not generally disclosed to the public by the Corporation, at the date hereof, which would have in the Agent's opinion, acting reasonably, a significant adverse effect on the market price or the value of the Debentures or Common Shares, the occurrence or non-occurrence of any of the foregoing events or circumstances to be determined in the sole discretion of the Agent, acting reasonably.

     The Agent shall make reasonable efforts to give notice to the Corporation (in writing or by other means) of the occurrence of any of the events or circumstances referred to in this section, provided that neither the giving nor the failure to give such notice shall in any way affect the Agent's entitlement to exercise this right at any time through to the Time of Closing.

     The Agent may exercise any or all of the rights provided for in Sections 10, 11.2, 13, 14 and 15 of this Agreement notwithstanding any material change, event or state of facts and notwithstanding any act or thing taken or done by the Agent or any inaction by the Agent (other than acts or things taken or done or any inaction, by or on the part of the Agent, in breach of this Agreement) whether before or after the occurrence of any material change, event or state of facts including, without limitation, any act of the Agent related to the Canadian Offering of the Debentures for sale and the Agent shall only be considered to have waived or be estopped from exercising or relying upon any of its rights under or pursuant to Sections 10, 11.2, 13, 14 and 15 if such wavier of estoppel was in writing and the Agent specifically waives or estops such exercise or reliance.

     The Agent's rights of termination contained in this section are in addition to any other rights or remedies it may have in respect of any default, act or failure to act or non-compliance by the Corporation in respect of any of the matters contemplated by this Agreement.

10.2 The Corporation may terminate this Agreement by notice in writing to the Agent at or prior to the Time of Closing if the Corporation determines, acting reasonably, that the Agent is in breach of or in default under or in non-compliance with any material representation or warranty, or in default under or in non-compliance with any material term, covenant or condition of this Agreement. No such termination however shall discharge or otherwise affect any obligation of the Corporation under Sections 11.2 and 13 of this Agreement.

10.3 Either the Corporation or the Agent may terminate its obligations under this Agreement by notice in writing to the other if Closing does not occur on or before September 30, 2004, unless the party seeking to so terminate its obligations under this agreement has delayed the Closing beyond such date. No such termination however shall discharge or otherwise affect any obligations of the Corporation under Sections 11, 11.2 and 13 of this Agreement.

11.  Expenses

11.1 The Corporation shall pay all costs and expenses incurred in connection with the Canadian Offering, including without limitation, the reasonable fees and expenses of the Agents as set forth in reasonable detail in an invoice, all expenses of or incidental to the creation, issuance, sale or distribution of the Common Shares, and the auditor's, transfer agent's and filing fees. The Corporation shall also pay Agents' Counsel with regard to its reasonable fees and disbursements of Agent's Counsel incurred in respect of the Canadian Offering including all ancillary work completed prior to the execution of the Letter Agreement as set forth in reasonable detail in an invoice, together with the applicable G.S.T. (the "Legal Costs"). The fees and expenses referred to in this Section 11.1 are collectively referred to as the "Agents' Expenses". The Agents' Expenses shall be payable by the Corporation at the Time of Closing on the Closing Date or upon the Corporation receiving an invoice or invoices from the Agent. The Agents' Expenses shall be payable by the Corporation whether or not the Canadian Offering is completed.

11.2 In the event that the Closing takes place at a time subsequent to the closing of the U.S. Offering, the Corporation will pay the Agent an expense retainer of $15,000 as an advance against expenses (the "Advance") at the time of closing of the U.S. Offering. Any unused portion of the Advance will be returned to the Corporation upon the termination of this Agreement.

12.  Indemnity

12.1 The Corporation covenants and agrees to indemnify the Agent and its directors, officers, employees, partners, agents, advisors and shareholders (each being hereinafter referred to as an "Indemnified Party"), against, and to reimburse the Agent promptly upon demand for any legal or other expenses reasonably incurred by the Agent in connection with investigating or defending, all losses (excluding loss of profits), claims, actions, damages, liabilities or expenses (collectively, a "Claim") caused or incurred in connection with this Canadian Offering by reason of:

     (a) any statement, other than a statement relating solely to the Agent, contained in this Agreement or the Subscription Agreements which constitutes a misrepresentation;

     (b) any statement contained in the Public Records which constitutes a misrepresentation or at the time and in the light of the circumstances under which it was made, contained a misrepresentation;

     (c) the omission or alleged omission to state on the Public Records or in any certificate of the Corporation delivered hereunder or pursuant hereto any material fact (other than a material fact omitted in reliance upon and in conformity with information furnished to the Corporation by or on behalf of the Agent) required to be stated therein or necessary to make any statement therein not misleading in light of the circumstances under which it was made;

     (d) any order made or inquiry, investigation or proceeding commenced or threatened by any Securities Commission or other competent authority based upon any misrepresentation or alleged misrepresentation in the Public Records (other than a statement included in reliance upon and in conformity with information furnished to the Corporation by or on behalf of the Agent specifically for use therein) which prevents or restricts the trading in the Debentures or the distribution of the Debentures, in any of the Designated Provinces;

     (e) the non-compliance or alleged non-compliance by the Corporation with any Applicable Securities Laws in connection with the Canadian Offering; or

     (f) any breach of any representation or warranty of the Corporation contained herein or the failure of the Corporation to comply with any of its obligations hereunder,

and will reimburse each Indemnified Party promptly upon demand for any legal expenses reasonably incurred in connection with investigating or defending any Claims or in enforcing the indemnity.

12.2 The indemnification contained in this Section 11.2 does not and will not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable determines that:

     (a) the Indemnified Party has been negligent or dishonest or has committed any fraudulent act or was guilty of wilful misconduct in the course of their performance of their obligations or breached applicable laws or materially breached any of the terms of this Agreement; and

     (b) the Claim, as to which indemnification is claimed directly or indirectly, was directly caused by the negligence, dishonesty, fraud or wilful misconduct referred to in paragraph (a).

12.3 If any Claim shall be asserted against an Indemnified Party in respect of which indemnity may be sought from the Corporation pursuant to the provisions of
Section 12.1 or if any potential Claim contemplated hereby shall come to the knowledge of an Indemnified Party, the Indemnified Party shall promptly notify the Corporation in writing; but the omission to so notify the Corporation will not relieve the Corporation from any liability it may otherwise have to the Indemnified Party pursuant to Section 12.1. The Corporation shall be entitled but not obligated to participate in or assume the defence thereof; provided, however, that the defence shall be through legal counsel acceptable to the Indemnified Party, acting reasonably. In addition, the Indemnified Party shall also have the right to employ separate counsel in any such action and participate in the defence thereof and the fees and expenses of such counsel shall be borne by the Indemnified Party unless:

     (a) the employment thereof has been specifically authorized in writing by the Corporation;

     (b) the Indemnified Party has been advised by counsel that representation of the Corporation and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them; or

     (c) the Corporation has failed within a reasonable time after receipt of such written notice to assume the defense of such action or claim;

provided that in no event shall the Corporation be required to assume the reasonable fees and expenses of more than one counsel for all Indemnified Parties. Neither party shall effect any settlement of any such Claim or make any admission of liability without the written consent of the other party, such consent to be promptly considered and not to be unreasonably withheld. The indemnity hereby provided for shall remain in full force and effect and shall not be limited to or affected by any other indemnity in respect of any matters specified herein obtained by the Indemnified Party from any other person.

12.4 To the extent that any Indemnified Party is not a party to this Agreement, the Agent shall obtain and hold the right and benefit of the indemnity provisions of Section 12.1 in trust for and on behalf of such Indemnified Party.

     If the Corporation has pursuant to Section 12.2 assumed the defence with respect to a Claim, the Corporation hereby agrees to take all necessary and reasonable steps to ensure that no default judgement or other default proceedings are brought against an Indemnified Party in any jurisdiction in respect of any Claim brought or made in connection with any matter set forth in
Section 12.1 and, where required for that purpose, will consent to or submit to the jurisdiction of any court and defend any such Claim on behalf of any Indemnified Party in any such jurisdiction, provided that nothing herein shall limit the Corporation's right or ability to contest, at its expense, on behalf of an Indemnified Party the appropriate jurisdiction or forum for the determination of any such Claim so long as default judgement or other default proceedings are not in the interim brought by a party making such Claim.

13.  Contribution

13.1 In the event that the indemnity provided for in Section 11.2 is, for any reason, illegal, unenforceable or otherwise unavailable, in whole or in part, as being contrary to public policy or for any other reason, the Agent and the Corporation shall contribute to the aggregate of all losses, claims, actions, costs, damages, expenses or liabilities (including any legal or other costs or expenses reasonably incurred by the Indemnified Party in connection with investigating or defending any Claim which is the subject of this section but excluding loss of profits or consequential damages) of the nature provided for above such that the Agent shall be responsible for that portion represented by the percentage that the Agent's Fee payable by the Corporation to the Agent bears to the Gross Proceeds and the Corporation shall be responsible for the balance, provided that, in no event, shall the Agent be responsible for any amount in excess of the amount of the Agent's Fee actually received by it. In the event that the Corporation may be held to be entitled to contribution from the Agent under the provisions of any statute or law, the Corporation shall, in respect of the Agent, be limited to contribution in an amount not exceeding the lesser of: (i) the portion of the full amount of losses, claims' costs, damages, expenses and liabilities, giving rise to such contribution for which the Agent is responsible, as determined above, and (ii) the amount of the Agent's Fee actually received by the Agent. Notwithstanding the foregoing, a party guilty of fraud, fraudulent misrepresentation, or gross negligence, shall not be entitled to contribution from the other party. Any party entitled to contribution will, promptly after receiving notice of commencement of any claim, action, suit or proceeding against such party in respect of which a claim for contribution may be made against the other party under this section, notify such party from whom contribution may be sought. In no case shall such party from whom contribution may be sought be liable under this Agreement unless such notice has been provided but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have otherwise than under this section. The right to contribution provided in this section shall be in addition and not in derogation of any other right to contribution which the Agent or the Corporation may have by statute or otherwise by law.

13.2 If any of the provisions of Section 13.1 is determined to be void, voidable or unenforceable, in whole or in part, such determination shall not affect or impair or be deemed to affect or impair the validity of any other provision of this Agreement and such void, voidable or unenforceable provision shall be severable from this Agreement.

14.  Survival of Warranties, Representations, Covenants and Agreements

14.1 All warranties, representations, covenants and agreements of the Corporation herein contained, or contained in documents submitted or required to be submitted pursuant to this Agreement, shall survive the purchase by the Purchasers of the Debentures and shall continue in full force and effect for the benefit of the Purchasers for a period of twelve months following the

Closing Date. Notwithstanding the foregoing, the provisions contained in this Agreement in any way related to the indemnification of the Agent by the Corporation, or the contribution obligations of the Agent or those of the Corporation, shall survive and continue in full force and effect, until liability to the Indemnified Parties arising out of the transactions contemplated by this Agreement has been extinguished by operation of law.

15.  Alternative Transaction

15.1 If the Offering is not consummated and during the six months following the termination of this Agreement, any person which the Agent introduced to the Corporation or with which the Agent had discussions or negotiations on behalf of the Corporation, purchases securities from the Corporation, the Corporation agrees to pay the Agent upon closing of such sale a cash fee in the amount that would otherwise have been payable to the Agent had such transaction occurred under this offering. Additionally, if the Offering is not consummated and the Corporation enters into an agreement with respect to or otherwise completes an Alternative Transaction without the Agent acting as lead Canadian agent of the transaction if the transaction occurs in Canada and/or Europe, or in such other capacity at the Agent may agree, prior to the Closing Date or at any time within six months thereafter, the Corporation shall pay to the Agent, as a commission, an aggregate amount equal to the lesser of US$425,000 or 3% of the enterprise value of the Alternative Transaction by bank draft or certified funds forthwith upon the completion of the Alternative Transaction. The parties agree that this payment will constitute a payment of liquidated damages and not a penalty and shall be accepted by the Agent in full satisfaction of all claims against the Corporation which the Agent may have in connection with the Alternative Transaction and the failure to complete the Offering, except a claim for indemnity or contribution pursuant to Section 11.2 or Section 13, as applicable of this Agreement.

16.  Restrictions on Offerings

16.1 Other than in connection with the Canadian Offering and the U.S. Offering, the Corporation agrees that for a period ending 120 days after the Closing Date, it shall not sell or issue, or negotiate or enter into any agreement to sell or issue or announce an intention to do so, any Common Shares or any securities exchangeable, convertible or exercisable into Common Shares without the consent of the Agent, such consent not to be unreasonably withheld; provided that the foregoing will not restrict the Corporation from granting options pursuant to the Corporation's incentive stock option plan or the issuance of Common Shares on the exercise of such options or the issuance of Common Shares under any Outstanding Convertible Securities.

17.  General Contract Provisions

17.1 Any notice or other communication to be given hereunder shall be in writing and shall be given by delivery or by telecopier, as follows:

          if to the Corporation:

          World Heart Corporation
          1 Laser Street
          Ottawa, Ontario
          K2E 7V1

          Attention:  Jal Jassawalla
          Fax:  (613) 226-1008

          with a copy to:

          McCarthy Tetrault
          Suite 1400
          40 Elgin Street
          Ottawa, Ontario
          K1P 5K6

          Attention: Virginia Schweitzer
          Fax:  (613) 563-9386

          or if to the Agent:

          Research Capital Corp.
          222 Bay Street
          Suite 1500, Box 265
          Toronto, ON
          M5K 1J5

          Attention: Rob Wilson
          Fax:  (416) 860-7674

          with a copy to:

          Fraser Milner Casgrain LLP
          Suite 4100
          1 First Canadian Place
          100 King Street West
          Toronto, ON M5X 1B2

          Attention: Rubin Rapuch
          Fax:  (416) 863-4592

     and if so given, shall be deemed to have been given and received upon receipt by the addressee or a responsible officer of the addressee if delivered, or four hours after being telecopied and receipt confirmed during normal business hours at the location of the recipient, as the case may be. Any party may, at any time, give notice in writing to the others in the manner provided for above of any change of address or telecopier number.

17.2 This Agreement and the other documents herein referred to (including the Subscription Agreements) constitute the entire agreement between the Agent and the Corporation relating to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, between the Agent and the Corporation with respect to their respective rights and obligations in respect of the Canadian Offering, including the Letter Agreement dated August 25, 2004.

18.  Successors

18.1 This Agreement shall enure to the benefit of, be binding upon, the Corporation and the Agent and their respective successors (including successors by reason of amalgamation, merger, business combination or arrangement) and legal representatives and nothing expressed or mentioned in this Agreement is intended and shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person.

19. Counterparts

19.1 This Agreement may be executed by any one or more of the parties to this Agreement in any number of counterparts, including by facsimile transmissions, each of which shall be deemed to be an original, including those sent by facsimile transmission, but all such counterparts shall together constitute one and the same instrument.

                            [Signatures on next page]

If this Agreement accurately reflects the terms of the transaction which we are to enter into and if such terms are agreed to by the Corporation, please communicate your acceptance by executing where indicated below and returning one originally executed copy to the Agent.

Yours very truly,

RESEARCH CAPITAL CORPORATION


By:  /s/ Robert Wilson
     -------------------------------------------
     Name:     Robert Wilson
     Title:    Vice President, Investment Banking


     The foregoing accurately reflects the terms of the transaction which we are to enter into and such terms are agreed to with effect as of the date first above written.


WORLD HEART CORPORATION


By:  /s/ Jal Jassawalla
     -------------------------------------------
     Name:     Jal Jassawalla
     Title:    President and Chief Executive Officer